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NLK CONSULTANTS INC.                        SERVING THE FOREST PRODUCTS INDUSTRY
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855 Homer Street, Vancouver, British Columbia, Canada V6B 5S2 Tel:(604)689-0344
Fax:(604)443-1000





     27 November 2003






     TO: The Board of Directors of Millar Western Forest Products Ltd.


          We hereby consent to the use of our name, "NLK Consultants Inc." or "NLK," as it appears and where it appears in (i) the Registration Statement on Form F-4 (the "Registration Statement") filed by Millar Western Forest Products Ltd. on February 17, 2004, as such may thereafter be amended or supplemented, and (ii) the prospectus contained in the Registration Statement.


     Very truly yours,

     NLK CONSULTANTS INC.

     /s/ Douglas A. Formsori
     Douglas A. Formsori
     Vice President

     DAF/fh